Free Writing Prospectus (To the Prospectus dated April 4, 2011, as supplemented by the Prospectus Supplement dated March 18, 2013)	Filed Pursuant to Rule 433 Registration Statement No. 333-173299 August 22, 2013

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ZIONS BANCORPORATION

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Zions Bancorporation / 5 Year Corporates

Non-redeemable prior to June 30, 2016, then callable at par on interest payment dates thereafter. | BBB- (Fitch); BBB (low) (DBRS); BBB- (S&P); BBB (Kroll)

Auction Status:	CLOSED
Auction Start:	8/16/2013 4:00 PM EDT
Auction End:	8/22/2013 1:30 PM EDT
Last Update:	**8/22/2013 1:30:47 PM EDT**

Security Type:	Corporate Bonds
Issue Type:	Primary
Coupon	3.600%
Maturity Date:	6/30/2018

Offering Documents

▶ **Auction Details**

Bids

Final Market-Clearing Yield*: 3.600% **Final Market-Clearing Price:** 99.996893

Bidder	Units	Price ▼	Yield	Timestamp	Awarded	Principal	Accrued Interest	Amount Due
#36109	5,734	100.000000	3.599%	8/16/2013 4:39:38 PM	5,734 units	$ 5,733,821.84	$ 30,963.60	$ 5,764,785.44
#28214	500	100.000000	3.599%	8/20/2013 2:01:56 PM	500 units	$ 499,984.47	$ 2,700.00	$ 502,684.47
#15643	75	100.000000	3.599%	8/20/2013 2:53:23 PM	75 units	$ 74,997.67	$ 405.00	$ 75,402.67
#32909	25	100.000000	3.599%	8/20/2013 3:52:04 PM	25 units	$ 24,999.22	$ 135.00	$ 25,134.22
#15149	2	100.000000	3.599%	8/21/2013 2:52:17 PM	2 units	$ 1,999.94	$ 10.80	$ 2,010.74
#35145	10	100.000000	3.599%	8/22/2013 8:19:02 AM	10 units	$ 9,999.69	$ 54.00	$ 10,053.69
#36136	20	100.000000	3.599%	8/22/2013 9:10:55 AM	20 units	$ 19,999.38	$ 108.00	$ 20,107.38
#13571	40	100.000000	3.599%	8/22/2013 11:02:26 AM	40 units	$ 39,998.76	$ 216.00	$ 40,214.76
#24582	5	100.000000	3.599%	8/22/2013 11:36:46 AM	5 units	$ 4,999.84	$ 27.00	$ 5,026.84
#12466	5	100.000000	3.599%	8/22/2013 11:53:07 AM	5 units	$ 4,999.84	$ 27.00	$ 5,026.84
#13408	5	100.000000	3.599%	8/22/2013 12:01:25 PM	5 units	$ 4,999.84	$ 27.00	$ 5,026.84
#32842	3	100.000000	3.599%	8/22/2013 12:06:06 PM	3 units	$ 2,999.91	$ 16.20	$ 3,016.11
#31676	18	100.000000	3.599%	8/22/2013 1:24:27 PM	18 units	$ 17,999.44	$ 97.20	$ 18,096.64
#5918	5	99.999572	3.599%	8/20/2013 7:03:35 PM	5 units	$ 4,999.84	$ 27.00	$ 5,026.84
#18907	1	99.997100	3.600%	8/22/2013 12:41:23 PM	1 unit	$ 999.97	$ 5.40	$ 1,005.37
#23676	20	99.996893	3.600%	8/17/2013 1:50:41 PM	20 units	$ 19,999.38	$ 108.00	$ 20,107.38
#5918	5	99.996893	3.600%	8/20/2013 1:18:19 PM	5 units	$ 4,999.84	$ 27.00	$ 5,026.84
#14269	35	99.996893	3.600%	8/21/2013 9:38:22 AM	28 units	$ 27,999.13	$ 151.20	$ 28,150.33
#36133	35	99.996893	3.600%	8/21/2013 3:14:51 PM		Rejected: Timestamp		
#24582	5	99.990000	3.602%	8/22/2013 11:07:37 AM		Rejected: Price		
#28764	20	99.690000	3.670%	8/19/2013 1:14:26 PM		Rejected: Price

#22580	1	99.600000	3.690%	8/22/2013 8:43:41 AM			Rejected: Price		
#21217	1	99.501400	3.713%	8/22/2013 9:03:49 AM			Rejected: Price		
#21789	10	99.500010	3.713%	8/22/2013 10:34:13 AM			Rejected: Price		
#14942	5	99.500000	3.713%	8/20/2013 7:08:00 AM			Rejected: Price		
					Auction Totals:	**6,501 units**	**$ 6,500,798.00**	**$ 35,105.40**	**$ 6,535,903.40**

Zions Bancorporation has filed a registration statement (Registration Statement No. 333-173299, including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus dated April 4, 2011 contained in that registration statement, the preliminary prospectus supplement dated March 18, 2013 and other documents Zions Bancorporation has filed with the SEC for more complete information about Zions Bancorporation and this offering. You may get these documents and other documents Zions Bancorporation has filed for free by visiting EDGAR on the SEC Web site at www.sec.gov.

*The current Market-Clearing Yield/Final Auction Yield is calculated as Yield to Worst (YTW) which is the lowest yield of yield to maturity, yield to call, yield to put, or other yields when a bond is callable, puttable, exchangeable, or has other features. If a bond is called, put or exchanged before maturity, the bondholder only earns interest on the time that has elapsed between purchasing the bond and its early redemption. The resulting yield is less than what would have been earned had the bond been held until maturity.

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Securities products and services offered by Zions Direct, Member FINRA / SIPC, a non-bank subsidiary of Zions Bank.

Affiliates of Zions Bank or other issuers may purchase CDs or securities through the auction process. The market clearing yield may be lower due to the participation of an affiliate in the auction which may benefit the affiliated issuer.

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Our Affiliates: Amegy Bank of Texas, California Bank & Trust, The Commerce Bank of Oregon, The Commerce Bank of Washington, National Bank of Arizona, Nevada State Bank, Vectra Bank Colorado, Zions Bank

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